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                                                                 Exhibit 3.11(f)

                              ARTICLES OF AMENDMENT

                                       OF

                        RENT-A-CAR COMPANY, INCORPORATED

            The following Articles for Amendment are hereby filed on behalf of Rent-A-Car Company, Incorporated:

            1.    The name of the Corporation is Rent-A-Car Company,
                  Incorporated.

            2.    The text of the amendment is as follows:

                  Paragraph 2 of Article C of the Articles of Incorporation is
            amended and restated to read in its entirety as follows:

                  2. To own, operate and maintain garages, service stations and other places of business offering "for hire" automobile or vehicle service; to sell life and accident insurance, as agent for insurance companies, to the general public; and, in general to engage in the insurance business as an insurance agency.

            3. The amendment does not provide for exchange, reclassification or cancellation of the existing shares.

            4. The date of the amendment's adoption is July 1, 1998.

            5. The amendment was adopted by the Board of Directors by unanimous consent and by the Shareholders by unanimous consent.

            Witness the following signature and seal


                                        /s/ Marc D. Hallberg
                                        ----------------------------------------
                                        Marc D. Hallberg
                                        President